UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On March 25, 2013, Robert A. Young, President and Chief Executive Officer of Tessera Technologies, Inc., sent the following email to all employees:

All –

As most of you know, the Tessera Technologies, Inc. Board of Directors announced it has begun a search for a new chief executive officer this morning. I will continue in my current capacity until a new CEO is brought onboard.

I am writing to provide some context for the recent changes and a note about the path ahead. Last week we implemented measures designed to reduce corporate overhead expenses. These measures were consistent with our February 7th announcement, in which we stated that, after reviewing our corporate general and administrative (G&A) expense in relation to our two operating businesses Tessera Intellectual Property Corporation (TIPC) and DigitalOptics Corporation (DOC), we determined that it was appropriate to take steps to reduce corporate G&A spending by 17% to 21% by the end of year 2013 as compared to 2012.

As part of this corporate restructuring, we eliminated positions in Finance, IT, Legal and Facilities and cancelled open requisitions in other corporate overhead departments. We have also taken other steps to reduce expenses in all corporate G&A functions.

We believe that such cost reductions are necessary to align our corporate G&A expenses with the long-term operating model for Tessera Technologies, Inc. and our TIPC and DOC business units and to bring expenses in line with comparable peer-group companies.

In addition to these cost reductions, a press release was issued this morning http://finance.yahoo.com/news/tessera-technologies-announces-board-changes-110500297.html announcing significant changes to our Board. These changes include the addition of 3 new Board members:

•	John Chenault

•	John H.F. Miner

•	Christopher A. Seams

Each of these new Board members who joined our Board today is an accomplished leader who brings substantial industry and administrative experience to the Board. These new directors will help guide the company in the next phase of our strategic plans for both the TIPC and DOC businesses.

The Board has also appointed Richard S. Hill as the new Chairman of the Board effective immediately.

Further, it was announced that Tessera intends to nominate a slate of six independent directors at the upcoming annual meeting of stockholders, including the three new directors and three of our existing directors Richard S. Hill, David C. Nagel and Timothy J. Stultz.

We will be hosting an all-hands meeting in the coming days to discuss all the corporate changes and answer employee questions. The Board believes all of these changes are in the best long-term interest of the Company and all of its stockholders.

In the meantime, it is extremely important that all employees focus their efforts on their roles and responsibilities. If we all work together and focus on our jobs then we can, together, make the Company and each of our business units successful.

Additional Information and Where to Find It Tessera Technologies, Inc. (the “Company”), its directors and certain executive officers and employees may become participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting (the “2013 Proxy Statement”).

John Chenault, Richard S. Hill, John H. F. Miner, David C. Nagel, Christopher A. Seams and Timothy J. Stultz, all of whom are members of the Company’s Board of Directors, and Robert A. Young, President and Chief Executive Officer, C. Richard Neely, Jr., Executive Vice President and Chief Financial Officer, Bernard J. Cassidy, Executive Vice President, General Counsel and Secretary and Moriah C. Shilton, Senior Director, Investor Relations, may become participants in the Company’s solicitation. Information regarding the Company’s directors’ and executive officers’ respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2012 annual meeting of stockholders. No other participants own in excess of 1% of the Company’s common stock. Additional information regarding the interests of such participants will be included in the 2013 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2013 Proxy Statement with the SEC, the Company will mail the definitive 2013 Proxy Statement and a proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2013 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://ir.tessera.com/sec.cfm) or by writing to the Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, California 95134.